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                                                                   EXHIBIT 10.12

                                                                November 6, 1998



                              BUSH BOAKE ALLEN INC.
                RELOCATION RETIREMENT INCOME PLAN FOR EXECUTIVES



                            Effective October 1, 1998

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PREAMBLE........................................................1

ARTICLE 1 - DEFINITIONS.........................................2
1.1  Actuarial Equivalent.......................................2
1.2  Board of Directors.........................................2
1.3  Change in Control..........................................2
1.4  Code.......................................................3
1.5  Committee..................................................3
1.6  Company....................................................3
1.7  Effective Date.............................................3
1.8  ERISA......................................................3
1.9  Executive..................................................3
1.10 Good Reason................................................4
1.11 Normal Retirement Date.....................................5
1.12 Pension Plan...............................................5
1.13 Pension Plan Benefit.......................................5
1.14 Prior Service..............................................5
1.15 Prior Service Benefit......................................5
1.16 Plan.......................................................6
1.17 Plan Year..................................................6
1.18 Relocation Retirement Income Benefit.......................6
1.19 Retirement Board...........................................6
1.20 Supplemental Plan..........................................6
1.21 Supplemental Plan Pension Benefit..........................6
1.22 Target Benefit.............................................7
1.23 Total Actual Benefit.......................................7

ARTICLE 2 -RELOCATION RETIREMENT INCOME BENEFIT.................8
2.1  Relocation Retirement Income Benefit.......................8
2.2  Total Actual Benefit.......................................8

ARTICLE 3 - PAYMENT OF BENEFIT..................................9
3.1  Vesting....................................................9
3.2  Retirement.................................................9
3.3  Termination Prior to Retirement Eligibility under the
     Pension Plan...............................................9
3.4  Lump Sum Available Upon Change in Control..................9
3.5  Death Benefit.............................................10

ARTICLE 4 - ADMINISTRATION.....................................11
4.1  Retirement Board..........................................11
4.2  Decision of the Retirement Board..........................11
4.3  Bonding, Compensation, Indemnification....................11
4.4  Agents and Service Providers..............................11
4.5  Accounts and Records......................................11
4.6  Interpretation of Plan....................................11
4.7  Establishment of Rules....................................12
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
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ARTICLE 5 - PLAN FUNDING.......................................13
5.1  Nature of Obligation......................................13
5.2  Contract or Trust.........................................13

ARTICLE 6 - MISCELLANEOUS PROVISIONS...........................14
6.1  No Guarantee of Employment................................14
6.2  Non-Alienation of Benefits................................14
6.3  Payment to Representatives................................14
6.4  Timing of Payments........................................14
6.5  Governing Law.............................................14
6.6  Gender and Number.........................................15
6.7  Titles and Headings.......................................15
6.8  Separability..............................................15
6.9  Claims Procedure..........................................15
6.10 Competition With Company; Cause...........................15
6.11 Disputes..................................................16

ARTICLE 7 - AMENDMENT AND EFFECTIVE DATE.......................17
7.1  Amendment.................................................17
7.2  Effective Date............................................17

APPENDIX A.....................................................19
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PREAMBLE

The principal purpose of the Bush Boake Allen Inc. Relocation Retirement Income
Plan for Executives (the "Plan") is to ensure the payment of a competitive level of retirement income to certain officers and executives of Bush Boake Allen Inc.
(the "Company") in order to attract, retain and motivate such officers and executives. It provides benefits to such officers of the Company, identified by the Compensation Committee of the Board of Directors (the "Committee"), who are then officers or executives or who join or who have joined the Company in mid-career and who otherwise would receive retirement benefits from the Company which would not reflect their experience prior to employment with the Company or would not be appropriate for the position of responsibility which they hold with the Company.

The Plan is also designed to provide, at the discretion of the Committee, benefits to certain officers and executives who relocated from the United
Kingdom to the United States in connection with the relocation of corporate headquarters.

In 1966, Albright and Wilson (a UK company) formed Bush Boake Allen (the
"Company") as a merger of W. J. Bush Limited, A. Boake Roberts Limited, and
Stafford Allen Limited. In 1982, the Company was acquired by Union Camp
Corporation (a US company) from Albright and Wilson, then owned by Tenneco (a US company). In May 1994, approximately 32% of the stock in the Company was sold to investors in an initial public offering (the "IPO"). The Company's stock is currently listed on the New York Stock Exchange, and approximately 68% of the stock continues to be held by Union Camp Corporation.

Historically, headquarter employees of the Company have been located in the United Kingdom. Employees located in the UK are generally covered under the Bush
Boake Allen Pension Scheme, while employees located in the US are covered by qualified and nonqualified retirement plans based on similar plans sponsored by Union Camp Corporation.

Following the May 1994 IPO, Company headquarters was moved to the US and a number of employees of the Company relocated from the UK to the US. Generally, these employees have substantial service with the Company prior to relocation, and were at least 10 years from normal retirement under the qualified US pension plan at the time of relocation. Due to the benefit accrual patterns in the UK and US retirement programs, certain employees may earn substantially less in retirement benefits under the two programs (reflecting separate entitlements for service in the UK and for service in the US) than if they had either (i) spent an entire career under the Bush Boake Allen Pension Scheme, or (ii) spent an entire career under the US program.

In consideration for the agreement of employees to relocate from the UK to the US, the management of Union Camp Corporation intended that no employee be adversely affected with respect to pension entitlements and assured employees to that effect. To that end, an affected employee would be able to receive retirement benefits at least as great as if such employee spent his entire career under the current US program. As stated above, one purpose of this Relocation Retirement Income Plan for Executives is to provide benefit calculated as the promised benefits, less any benefits actually payable to the affected employee under the Bush Boake Allen Pension Scheme and the US program.

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                                    ARTICLE 1

                                   DEFINITIONS

1.1 "Actuarial Equivalent" means for any calculation made under the Plan where not otherwise specified, the appropriate calculation assuming:

     -- Interest: the applicable mortality table under section 417(e) of the Code for the calendar month prior to first day of the Plan Year for which the calculation is made.

     -- Mortality: the applicable mortality table under section 417(e) of the Code.

1.2  "Board" means the Board of Directors of Bush Boake Allen Inc.

1.3  "Change in Control" of the Company shall be deemed to have occurred if

     (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")
           (other than the Company, any employee benefit plan sponsored by the Company, any trustees or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), after the Effective Date becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

     (ii) during any period of no more than two consecutive years, individuals who at the beginning of such period constitute the Board (the
           "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, that, any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors who remain on the Board (including those directors whose election or nomination for election was previously so approved) shall also be deemed to be Incumbent Directors; provided, however, that no director who during such two year period is designated by a person who has entered into an agreement with the Company to effect a transaction of the type described in clause (i) or (iii) of this Section or is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be treated as an Incumbent Director for purposes of determining whether this clause (ii) has been triggered for such two year period;

     (iii) the consummation of a merger or consolidation of the Company or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders
           (whether for the transaction or the issuance of securities in the transaction or otherwise) (a "Business Combination"), other than a Business Combination which would result in the

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           voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination; or

     (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets.

     A Change in Control of the Company shall be deemed not to have occurred with respect to an Executive if the Executive participates as an investor in the acquiring entity in any such Change in Control transaction, unless such acquiring entity is a publicly-traded corporation and the Executive's interest in such acquiring entity immediately prior to the acquisition constitutes less than one percent (1%) of both (1) the combined voting power of such entity's outstanding securities and (2) the aggregate fair market value of such entity's outstanding securities. For this purpose the Executive's interest shall include any such interest of which the Executive is a "beneficial owner" as defined in Rule 13d-3 under the Exchange Act.

     Subject only to the provision in the immediately preceding paragraph, if the Executive's employment is terminated prior to a Change in Control
     (including pursuant to an event which would constitute Good Reason if it occurred prior to the Change in Control), and the Executive reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") then for all purposes of this Plan, the date of a Change in Control with respect to such Executive shall mean the date immediately prior to the date of such termination of employment.

1.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.5  "Committee" means the Compensation Committee of the Board.

1.6 "Company" means Bush Boake Allen Inc., a Virginia corporation, and any successor or predecessor employer.

1.7 "Effective Date" means October 1, 1998.

1.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.9 "Executive" means such officers and other executives as the Committee may from time to time designate as covered by the Plan if each such officer is
     (i) an executive officer of the Company and/or (ii) an executive of the Company who when first employed by the Company already had prior business or professional experience which was valuable to the Company and relevant to the position for which he was employed. Such Executives shall be listed in Appendix A to the Plan which shall be maintained by the Committee and revised from time to time. Participation shall be limited to a select group of management or highly compensated employees. This term shall also include the Executive's spouse in the event Benefit payments, as described hereinafter, to such spouse have commenced under the Plan.

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1.10 "Good Reason" means without the Executive's express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances:

     (a) the assignment to the Executive of any duties inconsistent with the position in the Company that he held immediately prior to a Change in Control of the Company (other than in nature of a promotion), or a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of his employment from those in effect immediately prior to such Change in Control;

     (b) a reduction by the Company in the Executive's annual base salary as in effect on the date of a Change in Control except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company;

     (c) the relocation of the Company's offices at which the Executive is principally employed immediately prior to the date of the Change in Control of the Company to a location more than 25 miles from such location, or the Company's requiring the Executive to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to an extent substantially similar to his business travel obligations immediately prior to a Change in Control;

     (d) the failure by the Company to pay the Executive any portion of his current compensation or to pay to him any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

     (e) the failure by the Company to continue to provide substantially the same compensation plans in which the Executive participates immediately prior to a Change in Control of the Company, including without limitation, a savings and investment plan, a stock option and stock award plan, a restricted stock performance plan, and an annual incentive compensation plan, unless an equitable arrangement
           (embodied in an ongoing substitute or alternative plan) has been made with respect to each such plan, or the failure by the Company to continue the Executive's participation therein (or in any such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than that which existed at the time of a Change in Control of the Company; or

     (f) the failure by the Company to continue to provide the Executive with benefits and coverage substantially similar to those provided to him under any of the Company's pension, life insurance, medical, accident, or disability plans in which he was participating at the time of a Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's

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           vacation policy for salaried employees in effect at the time of a
           Change in Control of the Company.

1.11 "Normal Retirement Date" means the first day of the month coincident with or next following the date on which the Executive attains age 65.

1.12 "Pension Plan" means the Pension Plan for Eligible Employees of Bush Boake
     Allen Inc., effective May 1, 1994 and including any successor plan and amendments thereto.

1.13 "Pension Plan Benefit" means the annual benefit, calculated as payable in the annuity form elected by an Executive, that would be payable to such Executive under the Pension Plan as of a retirement date.

1.14 "Prior Service " means credit for periods of service prior to the Executive's commencement of service under the Pension Plan as granted by the Committee from time to time with respect to Executives and maintained in Appendix A to the Plan. The amount of Prior Service credited by the Committee cannot thereafter be reduced by the Committee except as explicitly provided herein.

1.15 "Prior Service Benefit" means retirement income payments provided under a plan or plans sponsored by a Previous Employer (including, at the Committee's discretion, unrelated corporations and affiliates of the Company for which service in the Pension Plan and the Supplemental Plan is not granted) and for which the Committee grants Prior Service under this Plan. To the extent determined by the Committee in its discretion and maintained in Appendix A to the Plan, retirement income payments under any plan or plans of such Previous Employer shall be an offset to an Executive's Relocation Retirement Income Benefit payable hereunder.

     An Executive's Prior Service Benefit shall be determined as of the date benefits commence under this Plan.

     The Prior Service Benefit will be calculated assuming an Executive elects payment of retirement income benefits from a Previous Employer's plan or plans commencing at the same time as the Executive elects payment under this Plan.

     If the Executive cannot elect payment of retirement income benefits from a Previous Employer's plan or plans as of the date benefits commence under this Plan, the Prior Service Benefit shall be calculated as the Actuarial
     Equivalent of the retirement income benefits payable under such plan or plans as of the earliest date when such retirement income benefits could be elected.

     The Prior Service Benefit will be calculated assuming the Executive elects payment of retirement income benefits from a Previous Employer's plan or plans in the same form of benefit as the Executive elects under this Plan.

     If the Executive cannot elect such form under the Previous Employer's plan or plans, the Prior Service Benefit shall be calculated as the Actuarial
     Equivalent of the retirement income benefit payable under the Previous
     Employer's plan or plans that is most

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     comparable to the benefit elected by the Executive for the payment of benefits under this Plan.

     An Executive's Prior Service Benefit shall not be adjusted for cost of living increases granted by the Plan under which such Prior Service Benefit is paid subsequent to the benefit commencement date under this Plan.

     If an Executive's Prior Service Benefit is denominated in a currency other than US dollars, the rate used for converting such Prior Service Benefit to US dollars shall be the noon buying rate in the City of New York for cable transfers in foreign currencies announced by the Federal Reserve Board of New York for customs purposes on the last day of the month for which such rate is published prior to the retirement date.

1.16 "Plan" means the Bush Boake Allen Inc. Relocation Retirement Income Plan for Executives, and, subject to Article 7, any amendments thereto.

1.17 "Plan Year" means the period from October 1, 1998 to December 31, 1998 and the calendar year beginning on January 1, 1999 and each January 1 thereafter.

1.18 "Relocation Retirement Income Benefit" means a monthly benefit, payable in the same annuity form as the Executive's Pension Plan benefit, as calculated under section 2.1 of the Plan.

1.19 "Retirement Board" means the management committee appointed by the Board to administer and manage the operations of the Pension Plan as provided in the Pension Plan.

1.20 "Supplemental Plan" means the Supplemental Retirement Plan of Bush Boake
     Allen Inc., effective May 1, 1994 and including any successor plan and amendments thereto. The Supplemental Plan shall not include any portion of the Supplemental Retirement Plan of Bush Boake Allen Inc. which provides for savings type benefits.

1.21 "Supplemental Plan Pension Benefit" means the annual pension benefit, calculated as payable in the same annuity form as the Executive's Pension
     Plan benefit, payable under the Supplemental Plan as of a retirement date.
     An Executive's Supplemental Plan Pension Benefit shall not include any benefits provided under the Supplemental Plan characterized as savings benefits.

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1.22 "Target Benefit" means the annual benefit, calculated as payable in the same annuity form as the Executive's Pension Plan Benefit, that would be payable to an Executive under the Pension Plan and Supplemental Plan, as of a retirement date if the Executive was credited with Prior Service, as set forth in Appendix A, under those plans for all plan purposes. The Target
     Benefit calculation is subject to all of the same calculation conventions as apply to the benefit under the Pension Plan.

     An Executive's Target Benefit shall not include any benefits under the Supplemental Plan characterized as savings benefits.

     In calculating an Executive's Target Benefit, if a five year earnings history with the Company in the US is not available, final average earnings for purposes of calculating an Executive's Target Benefit shall be such Executive's actual earnings over the period of employment with the Company in the US, divided by such Executive's service period with the Company in the US.

1.23 "Total Actual Benefit" means an annual benefit as calculated under section
     2.2 of the Plan, and used as one of the inputs in an Executive's Relocation
     Retirement Income Benefit.

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                                    ARTICLE 2

                      RELOCATION RETIREMENT INCOME BENEFIT

2.1  Relocation Retirement Income Benefit - An Executive's Relocation Retirement
     Income Benefit shall be a monthly benefit, beginning on the same day an Executive's benefits commence under the Pension Plan in an amount equal to one-twelfth of such Executive's Target Benefit less one-twelfth of such Executive's Total Actual Benefit. An Executive's Relocation Retirement
     Income Benefit shall never be less than $0. An Executive's Relocation
     Retirement Income Benefit shall be paid in the same annuity form as the Executive's benefit under the Pension Plan.

2.2 Total Actual Benefit - An Executive's Total Actual Benefit shall be an annual benefit, calculated as the sum of:

     (a)  such Executive's Pension Plan Benefit;

     (b) such Executive's Supplemental Plan Pension Benefit; and

     (c) such Executive's Prior Service Benefit.

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                                    ARTICLE 3

                               PAYMENT OF BENEFIT

3.1  Vesting - An Executive shall be fully vested in such Executive's Relocation
     Retirement Income Benefit at the same time that such Executive becomes fully vested under the Pension Plan.

3.2 Retirement - If an Executive terminates employment on a date when such Executive is eligible to retire under the Pension Plan, the Executive's
     Relocation Retirement Income Benefit shall be payable in United States dollars as of the date such Executive's Pension Plan benefit commences. The
     Executive's Relocation Retirement Income Benefit shall be payable in the same annuity form as the Executive's Pension Plan benefit.

3.3  Termination Prior to Retirement Eligibility under the Pension Plan - If an
     Executive terminates employment prior to the date when such Executive is eligible to retire under the Pension Plan, the Executive's Relocation
     Retirement Income Benefit shall be deferred until the time such Executive is eligible for and elects payment under the Pension Plan. Such Executive's
     Relocation Retirement Income Benefit at such time shall reflect the Target
     Benefit and Total Actual Benefit as of the date payment is elected.

3.4 Lump Sum Available Upon Change in Control - Upon a Change in Control, and termination by the Company or by the Executive for Good Reason, any benefit accrued hereunder shall be fully vested, and shall be payable as a lump sum.

     The amount of the lump-sum payment shall be determined by calculating the Executive's net annual Benefit as a single life annuity and converting such annuity to a present value. The rate that shall be used to calculate such present value shall be determined on the first business day of each calendar quarter in accordance with the following formula and shall apply to each lump-sum payment made in such calendar quarter:

               The rate shall be the net after-tax rate derived by multiplying one (1) minus the current U.S. income tax rate expected to be applicable to the Company for financial reporting purposes by the sum of (a) and (b), where:

               (a) is the average of (i) the interest rate on 10 year U.S.
          Treasuries and (ii) the interest rate on 30 year U.S. Treasuries, and,

               (b) is the spread on 10 plus year taxable debt of industrial companies with similar credit rating to that of the Company over10 plus year U.S. Treasuries.

     If payment of any part of the lump-sum amount must be deferred due to its non-deductibility pursuant to Section 162(m) of the Code, the amount of the lump-sum payment to be deferred shall be converted back into a single life annuity form of payment using the interest rate assumption used to calculate the amount of the lump-sum payment. As soon as the payment of all or any part of the deferred lump-sum payment can be deducted by the Company, such single life annuity shall be converted to

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     a present value, using the rate set forth above as in effect for the calendar quarter in which the payment occurs and using the Executive's age as of the Retirement Plan Commencement Date.

3.5 Death Benefit - If an Executive covered by the Plan dies prior to commencement of benefits under the Plan, such Executive's spouse (or a trust whose beneficiary is the spouse, if the Executive so elects) shall be eligible hereunder to receive a benefit calculated as if the benefit were payable under the Pension Plan. Offsets shall apply for benefits to the spouse payable under the Pension Plan and the Supplemental Plan and for any Prior Service Benefit.

     If an Executive covered by the Plan dies after commencement of benefits under the Plan, benefits shall continue to be paid to such Executive's beneficiary in accordance with the election made under this Plan, the Pension Plan, and the Supplemental Plan at the time benefits commenced.

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                                    ARTICLE 4

                                 ADMINISTRATION

4.1 Retirement Board - The Plan shall be administered by the Retirement Board provided for in the Pension Plan. Any member of the Retirement Board may be an Executive covered by the Plan.

4.2 Decision of the Retirement Board - On all matters and questions the decisions of a majority on the members of the Retirement Board shall govern and control and shall conclusively represent a unanimous decision of the entire Retirement Board. Such decision shall either be evidenced by a vote at any meeting, or by written instrument signed by a majority of the Retirement Board when no meeting is held.

4.3 Bonding, Compensation, Indemnification - No bond or other security shall be required of any individual on the Retirement Board except as may be required by law. No fee or compensation shall be paid to any such individual for his services on the Retirement Board relating to the Plan.
     Neither the Retirement Board nor any individual thereon shall be liable or responsible to any person or party for any matter or thing whatsoever connected with, or related to, the Plan or the administration thereof by the Retirement Board except in circumstance involving bad faith. The
     Company shall indemnify and hold harmless each member of the Retirement
     Board from the consequences of his acts and omissions, except those constituting willful misconduct or gross negligence.

4.4 Agents and Service Providers - The Retirement Board may appoint from its number such sub-committees with such powers with regard to the Plan as the Retirement Board shall determine, and may authorize one or more of its number or any agent to execute or deliver any instrument relating to the Plan in its behalf, and may employ such counsel, actuaries, medical examiners, accountants and such clerical or other services as it may require in carrying out the provisions of the Plan. The Company shall pay the fees, salaries, and other charges and costs of such services.

     The Retirement Board may designate any person not a member thereof to carry out such of its responsibilities under the Plan as it shall delegate to such person. Any such designation or delegation shall be made in accordance with such rules and regulations as the Retirement Board shall deem advisable. The Retirement Board shall cause the performance of such person to be reviewed not less than annually.

     Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

4.5 Accounts and Records - The Retirement Board shall cause to be maintained such accounts and records as it deems necessary or advisable to properly reflect the administration of the Plan. An Executive shall be entitled to examine at any reasonable time any such accounts and records directly pertaining to him.

4.6 Interpretation of Plan - The Retirement Board has the exclusive power to determine any debatable question arising in connection with the interpretation, application or

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     administration of the Plan. Its decision or action in respect thereof shall be conclusive and binding on all persons and parties concerned.

4.7 Establishment of Rules - The Retirement Board may establish rules from time to time for the transaction of its business and for the operation and administration of the Plan.

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                                    ARTICLE 5

                                  PLAN FUNDING

5.1 Nature of Obligation - The Plan is unfunded, and the Company will make benefit payments solely on a current disbursement basis, provided, however, that the Company reserves the right to purchase insurance contracts, which may or may not be in the name of an Executive, and/or establish one or more trusts to provide alternative sources of benefit payments under this Plan.

     Notwithstanding the unfunded nature of the plan, upon a Change of Control, or earlier in the event that the Board determines that a Change of Control is likely or imminent, the Company shall transfer a sum of money into a trust (the "Rabbi Trust") to secure the benefits payable hereunder. The amount transferred shall equal the full present value of the benefits payable to all Executives covered under the Plan, calculated under the assumption that each Executive shall be discharged from the Company for a reason other than Cause two (2) years after the Change of Control. Such calculation shall use the interest rate that would be used to calculate a lump sum benefit under the terms of Section 3.4 and such other reasonable actuarial assumptions determined by the Retirement Board. The Rabbi Trust shall be irrevocable but the Trust Agreement shall provide that assets in the Rabbi Trust shall be available to creditors of the Company in the event of the bankruptcy or insolvency of the Company. The Trust Agreement shall provide that benefits payable to Executives under this Relocation
     Retirement Income Plan for Executives shall be payable from such Trust and that Executives have the right to seek payment directly from the Trustee of such Trust in the event that benefits are not paid by the Company.

5.2 Contract or Trust - If the Company elects or is required to provide for the payment of its obligations hereunder through the purchase of a contract from an insurance company or the establishment of a trust or otherwise, no Executive or beneficiary or any other person who acquires a right to receive payments hereunder shall have any rights or interest in such contract or trust greater than those of an unsecured general creditor of the Company.

                                                                            13


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                                    ARTICLE 6

                            MISCELLANEOUS PROVISIONS

6.1 No Guarantee of Employment - The establishment of the Plan shall not be construed to confer upon any Executive any legal right to be continued as an employee, and the Company expressly reserves the right to discharge any Executive or to increase or decrease his compensation whenever the interest of the Company, in its sole judgment, may so require, subject to the provisions herein regarding a Change in Control.

6.2 Non-Alienation of Benefits - No benefits payable under the Plan shall, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge any such benefits shall be void; and any such benefits shall not in any manner be liable or subject to the debts, contracts, liabilities, engagements or torts of any Executive, nor shall they be subject to attachment or legal process for or against such Executive or his beneficiary.

     If any Executive or beneficiary shall be adjudicated a bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits, or if any attempt is made to subject any benefits hereunder on the debts, contracts, liabilities, engagements or torts of the Executive or his beneficiary entitled to such benefits, then such benefits shall, in the discretion of the Retirement Board cease and terminate, and in that event the Retirement Board may cause such benefits or any part thereof, to be held or applied for the benefit of such Executive or beneficiary, his children or other dependents, or any of them, or other beneficiary in such manner and in such proportion as the Retirement Board shall determine.

6.3 Payment to Representatives - If, for any reason, the Retirement Board shall determine that it is not desirable, because of the incapacity of an Executive or beneficiary who shall be entitled to receive any payments of benefits, to make such payments directly to such person, the Retirement
     Board may apply such payment for the benefit of such Executive or beneficiary in any way that the Retirement Board shall deem advisable or to make any such payments to any third person, who, in the judgment of the Retirement Board, will apply such payment for the benefit of the Executive or beneficiary entitled thereto. In the event of such payment the Company and the Retirement Board shall be discharged from all further liability for such payment.

6.4 Timing of Payments - If the Retirement Board is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Retirement Board shall make the payments upon the completion of such determinations with interest at a reasonable rate from the due date and may, at is option, make provisional payments, subject to adjustment, pending such determinations.

6.5 Governing Law -To the extent not preempted by any laws of the United States now or hereafter enacted, including the Employee Retirement Income Security
     Act of 1974, as amended, the Plan shall be construed and all provisions hereof shall be enforced and administered according to the laws of the State of New Jersey.

                                                                            14


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

6.6 Gender and Number - The masculine pronoun wherever used shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

6.7 Titles and Headings - The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

6.8 Separability - Any provision of the Plan deemed to be in violation of any law or regulation shall be null and void and of no effect and shall not affect the validity of any other provision hereof.

6.9 Claims Procedure - Except as otherwise established by the Retirement Board, any and all claims for benefits shall be processed in accordance with the terms of the claims procedure under the Pension Plan.

6.10 Competition With Company; Cause -Notwithstanding any other provision of the
     Plan to the contrary, no benefits or no further benefits, as the case may be, shall be paid to an Executive if the Committee reasonably determines that such Executive has:

     (i) to the detriment of the Company or any affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than 1% in a publicly-owned company or organization), the business of which is in direct competition with the business (present or future) of the Company or any of its affiliates;

     (ii) to the detriment of the Company or any affiliate, directly or indirectly competed with the Company or any affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Executive has been primarily engaged on behalf of the Company or any affiliate or in which he has considerable knowledge as a result of his employment by the Company or any affiliate, either for his own benefit or with any person other than the Company or any affiliate, without the prior written consent of the Committee; or

     (iii) been discharged from employment with the Company or any affiliate for "cause." "Cause" shall include the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee reasonably determines in its sole discretion to be "cause":

           (a) the Executive has misappropriated any funds or property of the Company or any affiliate;

           (b) the Executive has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Company or any affiliate;
               or

           (c) the Executive has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Company or any affiliate

                                                                            15



               or any confidential records, data, formula, specifications and other trade secrets or other information of value to the Company or any affiliate derived by his association with the Company or any affiliate.

     In any case described in this Section 6.10, the Executive shall be given prior written notice that no benefits or no further benefits, as the case may be, will be paid to such Executive. Such written notice shall specify the particular acts(s), or failures to act, on the basis of which the decision to terminate his Benefits has been made.

     Notwithstanding the preceding provisions of this Article, following a Change in Control of the Company, this Section 6.10 shall not be applicable.

6.11 Disputes - If any dispute arises under the Plan between the Company and a Executive as to the amount or timing of any Benefit payable under the Plan or as to the persons entitled thereto, such dispute shall be resolved by binding arbitration proceedings initiated by either party to the dispute in accordance with the rules of the American Arbitration Association and the results of such proceedings shall be conclusive on both parties and shall not be subject to judicial review. If the disputed benefits involve the benefits of an Executive who is no longer employed by the Company or any affiliate, the Company shall pay or continue to pay the benefit (except a benefit payable in a lump-sum pursuant to Section 3.4) until the results of the arbitration proceedings are determined unless such claim is patently without merit; provided, however, that if the results of the arbitration proceedings are adverse to the Executive, then in such event the recipient of the benefits shall be obligated to repay the excess benefits to the Company. The Company shall pay any and all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any rights under the Plan.

                                    ARTICLE 7

                          AMENDMENT AND EFFECTIVE DATE

7.1 Amendment -The Board of Directors of Bush Boake Allen Inc. shall have the right at any time or from time to time to modify, amend or terminate the Plan in whole or in part. No such modification, amendment or termination shall reduce the amount of benefits that would have been payable under the Plan to an Executive for service prior to such modification, amendment or termination.

7.2 Effective Date -The Plan is effective as of October 1, 1998.

                                                                            17


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


IN WITNESS WHEREOF, the Board of Directors of Bush Boake Allen Inc. has adopted this Plan effective as of October 1, 1998.

Attest:

-----------------------------------------------
BUSH BOAKE ALLEN INC.

Title


By:
   --------------------------------------------
    Title

                                                                            18


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


                                   APPENDIX A

                              BUSH BOAKE ALLEN INC.
                RELOCATION RETIREMENT INCOME PLAN FOR EXECUTIVES

              Executives Covered by the Plan as of October 1, 1998

                       Prior Service Granted
                        by the Compensation            Plan Providing
Executive                    Committee              Prior Service Benefit
---------              ----------------------      -----------------------
Julian W. Boyden           26.5000 years           BBA Pension Scheme (UK)
James H. Dunsdon           27.4167 years           BBA Pension Scheme (UK)
J. Hollyhead               35.9167 years           BBA Pension Scheme (UK)
P.C. Mathew                11.1667 years           BBA Pension Scheme (UK)
Peter A. Thorburn          13.5833 years           BBA Pension Scheme (UK)
L. Trinnaman               21.8333 years           BBA Pension Scheme (UK)
John R. Wright             21.9167 years           BBA Pension Scheme (UK)

                                                                            19


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